Exhibit (10)(iii)(A)(17.2)

AMENDMENT TO

BROADWING PENSION PLAN

The Broadwing Pension Plan (the “Plan”) is hereby amended, effective as of May 27, 2003 and in order to reflect the change in the name of the sponsor of the Plan from Broadwing Inc. to Cincinnati Bell Inc. and the sale of substantially all of the assets of certain employers whose employees were participating in the Plan, in the following respects.

1. The name of the Plan is amended to be the “Cincinnati Bell Management Pension Plan”.

2. Each reference in the Plan to “Broadwing Pension Plan” is amended to be a reference to “Cincinnati Bell Management Pension Plan”.

3. Subsection 2.1.8 of the Plan is amended in its entirety to read as follows:

2.1.8 “Company” means Cincinnati Bell Inc. (which corporation was named Broadwing Inc. from April 20, 2000 to May 27, 2003), or any corporate successor thereto. The Company is the sponsor of the Plan.

4. Section 3.7 of the Plan is amended in its entirety to read as follows:

3.7 Mandatory Portability Agreement. To the extent required under the Mandatory Portability Agreement, service of Employees with former Bell System companies (and their successors) shall be recognized under this Plan. In this regard, Employees of certain Participating Companies may not be subject to or affected by the Mandatory Portability Agreement while employed by any such companies, and this Section 3.7 shall not give any rights under the Mandatory Portability Agreement to such Employees while employed by any such companies.

IN ORDER TO EFFECT THE FOREGOING CHANGES TO THE PLAN, the Plan’s sponsor, Cincinnati Bell Inc., has caused its name to be subscribed to this Plan amendment.

CINCINNATI BELL INC.

By:	/s/ Christopher J. Wilson
Title:	V.P. & General Counsel
Date:	9-11-03